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                                                                Exhibit 10.64


                                                        EXECUTION
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                           TIME BROKERAGE AGREEMENT
                           ------------------------

       This Time Brokerage Agreement (the "Agreement") by and between Tropic of St. Simons, Inc., a Delaware corporation ("Time Broker"), Lee M. Mitchell ("Licensee"), the receiver appointed by order of the Superior Court of Fulton County, Georgia ("Superior Court") or any successor receiver appointed by said Court to manage the assets of WMOG (FM) and WMOG (AM) (the "Station"), recites and provides as follows.

       WHEREAS, Licensee has available broadcasting time and is engaged in the business of radio broadcasting on the Station; and

       WHEREAS, Time Broker desires to avail itself of some of the Station's broadcast time;

       NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as of the _______ day of March, 1994 (the "Commencement Date"), as follows:

                                W I T N E S S E T H:

       1. FACILITIES. Licensee shall broadcast on the Station, or cause to be broadcast, programs which are presented to it by Time Broker as described in greater detail on Attachment I hereto. Notwithstanding the foregoing, Licensee reserves the right to refuse to broadcast any program or programs containing matter which is, or in the opinion of Licensee may be, or which a third party claims to be, violative of any right of its or theirs or which may constitute a personal attack as that term is and has been defined by the Federal Communications Commission (the "FCC"), or which is deemed to be indecent or obscene by the FCC. During the term hereof, Time Broker shall maintain the ability to deliver its programming to Licensee's transmitter site.

       2. CONSIDERATION. Time Broker shall pay Licensee for broadcast of the programs provided hereunder in the amounts specified in Section 1 of Attachment II hereto. The failure of Licensee to demand or insist upon timely payment shall not constitute a waiver of its right to do so.

       3. TERM. Unless earlier terminated in accordance with the express provisions
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hereof, this Agreement shall continue until the Closing Date as defined in
Section 11.1 of the Purchase Agreement (as defined in Section 21 hereof).

       4. PROGRAMS. Time Broker shall furnish or cause to be furnished the artistic personnel and material for the programs provided pursuant to this Agreement and all such programs shall be in good taste and in material accordance with applicable statutes and FCC requirements. All programs provided by Time Broker hereunder shall be prepared and presented in material conformity with the standards set forth in Attachment III hereto and shall be transmitted by Time Broker at its own cost to Licensee's transmitter site.

       5. HANDLING OF MAIL. Licensee shall not be required to receive or handle mail, cables, telegraph or telephone calls in connection with the programs provided by Time Broker hereunder. Time Broker shall promptiy advise Licensee of any public or FCC complaint or inquiry known to Time Broker concerning such programming, and shall provide Licensee with copies of any letters to Time Broker from the public concerning the foregoing. Time Broker shall timely respond to all such communications as appropriate.

       6.     PROGRAMMING AND OPERATING STANDARDS AND PRACTICES.

              6.1 COMPLIANCE WITH STANDARDS. Time Broker shall adhere in all material respects to the standards set forth in Attachment III hereto with respect to the Station's programming and operations and shall comply with all applicable statutes and FCC requirements with respect to such programming and operations. If, in the judgment of Licensee, Time Broker does not adhere in all material respects to such standards, Licensee may suspend or cancel any specific program not in compliance, and Time Broker will endeavor to provide substitute programming therefor. From and after the Commencement Date, Time Broker shall perform its obligations hereunder in all material respects in a commercially reasonable manner consistent with industry standards.

              6.2 EQUIPMENT AND EXPENDITURES. All transmitting equipment necessary for broadcasting by the Station shall be maintained by Licensee in a condition consistent with good engineering practice and in compliance in all material respects with the applicable rules, regulations and technical standards of the FCC.

              6.3 FCC COMPLIANCE. Time Broker shall maintain and deliver to Licensee all records and information required by the FCC to be placed in the public inspection files of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections
73. 1940 and 73.3526 of the FCC's rules, and to the broadcast of sponsored programming addressing political issues or controversial subjects of public importance, in accordance with the provisions of Section 73.1212 of the FCC's rules. Time Broker also shall consult with Licensee and adhere strictiy to all applicable statutes and the rules, regulations and policies of the FCC as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to "equal opportunities" and the carriage of



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contrasting points of view as mandated by any "fairness" rules with respect to such "issue-oriented" advertising or programming as may be broadcasf) and the charges permitted therefor. Time Broker shall provide the Licensee such documentation relating to such programming as Licensee shall request, and shall indemnify Licensee for any claim, demand, cost or expense (including reasonable attorneys' fees) arising from the broadcast of any such material on the Station during the term of this Agreement.

       7. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Time Broker shall employ and be responsible for the salaries, taxes, insurance and costs related to all personnel used in the production of its programming, and Licensee shall bear the same responsibility with respect to all personnel used in the production of its programming and shall, if requested by Time Broker, execute and deliver a certification in the form of Attachment VIII hereto. Time Broker shall pay for all costs associated with its program production, all fees to ASCAP, BMI and SESAC attributable to its programs and for any other copyright fees attributable to its programming broadcast on the Station. Each party shall indemnify and hold the other party harmless from all costs and liabilities imposed on it under this Section 7.

       8.     OPERATION OF STATION.   Notwithstanding anything to the contrary
in this Agreement, Licensee shall retain full authority and power with respect to the operation of the Station during the term of this Agreement, and shall take any and all steps necessary to faithfully and continuously do so throughout the term of this Agreement and shall, if requested by Time Broker, execute and deliver a certification in the form of Attachment VIII hereto. Licensee shall maintain all licenses, contracts, leases and other agreements necessary to the operation of the Station during the term hereof in accordance with the express provisions of this Agreement. Licensee further agrees and acknowledges that its responsibility to retain control is an essential element of the continuing validity and legality of this Agreement. Without limiting the generality of the provisions of Section 7, Licensee shall provide and pay for
(a) its General Manager for the Station, who shall report solely to, and be accountable solely to, Licensee and who shall direct the day-to-day operations of the Station and (b) such other engineering and programming costs and expenses as are necessary to fulfill its obligations under this Agreement, including but not limited to all costs of required meter readings and any remote control facilities to be manned by Licensee's personnel to meet FCC operating requirements. Licensee shall retain control over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, the right to preempt any program in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest, and the right to take any other actions necessary to comply with the laws of the United States, and the rules, regulations, and policies of the FCC, including the rules regarding the prohibition of unauthorized transfers of control. Licensee shall be responsible for meeting all applicable operating requirements with respect to its local service obligations.





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        9.     SPECIAL EVENTS.  Licensee reserves the right, in its sole
discretion and without liability to Time Broker, to preempt any of Time Broker's programs, and to use part or all of the time contracted for by Time Broker hereunder to broadcast events of special importance. In all such cases, Licensee will use its best efforts to give Time Broker reasonable notice of its intention to preempt such broadcast or broadcasts, and, in the event of such preemption, Time Broker shall receive from Licensee the payment credit specified in Section 2 of Attachment II hereto for the preempted broadcast or broadcasts.

        10. FORCE MAJEURE. No failure or impairment (i. e., failure to broadcast at the Station's full authorized height and power) of the facilities of the Station or any delay or interruption in broadcast programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof or force majeure or due to other causes behind the reasonable control of Licensee shall constitute an Event of Default under this Agreement. Licensee shall not be liable to Time Broker with respect to any such failure or impairment, except to the extend of allowing in each such case an appropriate payment credit to Time Broker for time or broadcasts not provided.

        11. RIGHTS IN PROGRAMS. All right, titie and interest in and to all programs provided by Time Broker hereunder, and the right to authorize the use of such programs in any manner and in any media whatsoever, shall be and remain vested at all times solely in Time Broker.

        12. PAYOLA; PLUGOLA. Time Broker shall execute and deliver to Licensee an annual Payola Affidavit, substantially in the form attached hereto as Attachment IV. Time Broker agrees that neither it not its employees or agents will accept any gift, gratuity or other consideration from any party for the playing of records, the presentation of any programming or the broadcast of any commercial announcement over the Station without such broadcast being announced as sponsored. No commercial message, plug or undue reference shall be made in any programming presented over the Station to any business venture, profit-making activity or other interest (other than non-commercial announcements or bona fide charities, church activities or other public service activities) without such broadcast being announced as sponsored.

        13. COMPLIANCE WITH LAW. Each party shall comply with all laws and regulations applicable to the conduct of its business and the broadcast of its programming.

        14. INDEMNIFICATION. From and after the Commencement Date, each party shall indemnify and hold harmless the other pursuant to the terms of the Indemnification Agreement attached hereto as Attachment VII, and executed and delivered by the parties herewith.

        15. EVENTS OF DEFAULT. Except as expressly set forth Section 10, the following, after the expiration of the applicable cure periods specified in Paragraph 15.6, shall constitute Events of Default under the Agreement:

               15.1 NON PAYMENT. Time Broker's failure to timely pay the consideration



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provided for in Paragraph 2 hereof;

               15.2 DEFAULT IN COVENANTS. Time Broker's or Licensee's material default in the observance or performance of any covenant, condition or agreement contained herein; or

               15.3 BREACH OF REPRESENTATION. Time Broker's or Licensee's material breach of any representation or warranty made by it herein, or in any certificate or document furnished pursuant to the provisons hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished.

               15.4 DEFAULT UNDER RELATED AGREEMENTS. The occurrence of an Event of Default under the Purchase Agreement and any other related agreement with respect to either party.

               15.5   INSOLVENCY; BANKRUPTCY; RECEIVERSHIP.

                      (a) If either party shall (1) fail to pay generally its debts as they become due, (2) commence a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, (3) consent or fail to object to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such party or any substantial part of such party's property, or to the taking possession by any such official of any substantial part of the property of such party, or (4) make any assignment for the benefit of creditors;

                      (b) The entry of (1) any decree or order for relief by a court having jurisdiction over either party or its property in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, (2) any decree or order for appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for either party or any substantial part of such party's property, or (3) any decree or order for the termination or liquidation of any of the affairs of either party and any such entry shall continue unstayed and in effect for 60 days; or

                      (c) If either party shall fail within 60 days after the commencement of any proceedings against it under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, to have such proceedings dismissed or stayed.

               15.6 CURE PRRIODS. An Event of Default pursuant to Sections
15.1 through 15.4 hereof, inclusive, shall not be deemed to have occurred until thirty (30) days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default, and such an event of default has not been cured. This period may be extended (in writing only, and only by the non-defaulting party in its sole discretion) for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the other party.



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       16.     TERMINATION.

               16.1 TERMINATION FOR DEFAULT. Either party may terminate this Agreement upon the occurrence of an uncured Event of Default with respect to the other party by giving the other party written notice of such termination.

               16.2 TERMINATION FOR CHANGE IN FCC RULES OR POLICIES. The parties believe that the terms of this Agreement meet all of the requirements of current FCC policy for brokerage agreements and agree that they shall negotiate in good faith to meet any FCC concern with respect to it if they are incorrectiy interpreting current FCC policy or if that policy is modified. If the parties cannot agree within a reasonable time to a modification or modifications deemed necessary by either party to meet FCC requirements, either party may terminate this Agreement by giving the other party written notice of termination. Notwithstanding any termination hereof under this Section 16.2, the parties shall continue to be bound by their respective obligations under the Purchase Agreement.

               16.3 TERMINATION FOR CLOSING UNDER PURCHASE AGREEMENT. This Agreement shall immediately terminate upon the occurrence of the Closing under the Purchase Agreement.

               16.4   EVENTS UPON TERMINATION OR EXPIRATION.

                      (a) Upon any termination or expiration hereof, (f) Licensee shall be under no further obligation to make available to Time Broker any further broadcast time or broadcast transmission facilities and all amounts accrued or payable to Licensee up to the date of termination which have not been paid shall immediately become due and payable by Time Broker, (if) Time Broker shall be responsible for debts and obligations of Time Broker resulting from the use of air time and transmission facilities including, without limitation, accounts payable and net barter balances, but not for Licensee' s federal, state, local and other tax liabilities associated with Time Broker's payments hereunder or for other payments to Licensee, and (iii) in the event that the Purchase Agreement is terminated prior to the Closing, Time Broker shall assign to Licensee and Licensee shall assume the Assigned Contracts (as defined in Section 30) that remain in effect (or that have been renewed, extended or replaced on substantially similar terms) on the date of such termination or expiration together (provided that Time Broker has procured the necessary consents to such reassignment) with all agreements between Time Broker and others for the sale of broadcast time on the Stations for cash at reasonable market rates in effect on such date; provided, however, that Licensee shall not be required to assume any renewal, extension or replacement of an Assigned Contract that has a remaining term of more than one (1) year unless such agreements are approved in writing by Licensee in advance. With respect to any contract assigned to Licensee pursuant to this subjection 16.4(a), all expenses and income arising under such contracts shall be prorated between Licensee and Time Broker as of the date on which such contracts are assigned to Licensee (the "Proration Date") in a manner such that the operation of the Station on or before the Proration Date shall be for the account of Time Broker and, thereafter for the account of Licensee.



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                     (b)    No expiration or termination hereof shall limit or
impair any party' s rights to receive payments due and owing hereunder on or before the effective date of such termination.

       17. MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing signed by the party against whom the waiver is sought to be enforced, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

       18. NO WAIVER; REMEDIES CUMMULATIVE. No failure or delay on the part of Licensee or Time Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Time Broker herein provided are cumulative and are not exclusive of any rights or remedies which they may otherwise have.

       19. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the Delaware without reference to confiict of laws principles, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the FCC and all other governmental bodies or authorities presentiy or hereafter duly constituted.

       20.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES.

              20.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF TIME BROKER. Time Broker hereby represents, warrants and covenants to Licensee as set forth in this Section 20.1.

                     20.1.1 CORPORATE ORGANIZATION. Time Broker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia.

                     20.1.2 AUTHORIZATION; LAFORCEABILITY. Subject to the following sentence, this Agreement has been duly executed and delivered by Time Broker, and Time Broker has the full right, power, authority and legal capacity to enter into, and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. Time Broker shall take all necessary steps to insure that the execution and delivery of this Agreement and the consummation of the transactions provided for hereby, are duly authorized by the Board of Directors of Time Broker, and no other corporate or other proceedings on the part of Time Broker shall be necessary to authorize the execution or delivery of this Agreement or the transactions provided for hereby. With respect to Time Broker, this Agreement is valid, binding and enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy and other laws applicable to creditors or by general principles of equity.

                     20.1.3 NO CONSENT. Except for such consents as may be required under

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the Assignment Agreement (as defined in Section 30), no consent of any other party and no consent, license, approval or authorization of, or exemption by, or filing, restriction or declaration with, any governmental authority, bureau, agency or regulatory authority is required in connection with the execution, delivery, validity or enforceability of this Agreement.

                     20.1.4 NO BREACH. Except as set forth on Schedule 20. 1.4, the execution and delivery by Time Broker of this Agreement, the consummation by Time Broker of the transactions contemplated hereby, and compliance by Time Broker with the terms hereof, does not and will not:

                            (i) violate or result in the breach of or
contravene any of the terms, conditions or provisions of, or constitute a default under, Time Broker's articles of incorporation, bylaws or other organization documents, or, to the best of Time Broker' s knowledge, in any material respect, any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Time Broker or its assets and properties; or

                            (ii) result in prohibited action under any term or
provisions of, the material breach of any term or provisions of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which Time Broker is a party or by which it is bound; or

                            (iii) cause the suspension or revocation of any
authorization, consent, approval or license currentiy in effect with respect to Time Broker.

                     20.1.5 ACTIONS AND PROCEEDINGS. There are no actions, suits, investigations or proceedings pending against Time Broker or, to the knowledge of Time Broker, threatened in any court or before any arbitrator, governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign, to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

              20.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE. Licensee hereby represents, warrants and covenants to Time Broker as set forth in this Section 20.2.

                     20.2.1 AUTHORITY. Licensee has been duly appointed as receiver for the assets of the Station by Order of the Superior Court in Case No. D-96466 dated November 29, 1993. Pursuant to such appointment, Licensee has the full power and authority to manage the assets of the Station, to the extent permitted under the laws of the State of Georgia and the authority of the Superior Court. Moreover, by virtue of such appointment, Licensee has the full power and authority to enter into and perform this Agreement and the transactions contemplated



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hereby, to the extent permitted under the laws of the State of Georgia and the authority of the Superior Court.

                     20.2.2 NO BREACH OR VIOLATION. Except as set forth on
Schedule 20.2.2, the execution and delivery by Licensee of this Agreement, the consummation by Licensee of the transactions contemplated hereby, and compliance by Licensee with the terms hereof, does not and will not:

                            (i) to the best of Licensee's knowledge, in any
material respect, violate any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Licensee or its assets and properties; or

                            (ii) result in prohibited action under any term or
provision of, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to any loan agreement, indenture, mortgage, deed of trust or other contract, agreement or instrument, to which Licensee is a party or by which it is bound; or

                            (iii) cause the suspension or revocation of any
authorization, consent, approval or license currentiy in effect with respect to Licensee.

                     20.2.3 APPROVALS. Except as set forth on Schedule 20.2.3, no authorizations, approvals or consents from any governmental or regulatory authorities or agencies are necessary to permit Licensee to execute and deliver this Agreement and to perform its obligations hereunder.

                     20.2.4 NO LITIGATION. Except as set forth on Schedule 20.2.4, there are no actions, suits, investigations or proceedings pending or, to Licensee's knowledge, threatened against or affecting the Assets, in any court or before any arbitrator, or before or by any governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign, which, if adversely determined, would impair the ability of Licensee to perform its obligations hereunder or would impair or hinder the ability or right of Time Broker to operate the Station after the Commencement Date in the manner heretofore operated by Licensee.

                     20.2.5 CONTRACTS. To Licensee's knowledge, Exhibit A to the Assignment Agreement (as defined in Section 30 of this Agreement) lists all of the leases, contracts and agreements to which Licensee is a party with respect to the Station (the "Contracts") and which Time Broker has agreed to assume pursuant to Section 30 of this Agreement. Licensee has performed all of its duties and obligations under each of the Contracts in all material respects, the failure to perform which would have material adverse effect on the business, operations or financial condition of the Station. There are no material defaults under any of the Contracts by Licensee or, to the best of Licensee's knowledge, by any other party, or any events, which with notice, the passage of time or both, would constitute a material default



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under any of the Contracts.  All Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms. Except as shown on Schedule 20.2.6, neither the execution and delivery of this Agreement, not the consummation of the transactions contemplated hereby does or will result in a breach or default under, or permit any party to modify any obligations under, or cause or permit any termination, cancellation or loss of benefits under, any of the Contracts except for breaches or defaults under Contracts which by their terms prohibit assignment or require any consent to assignment. True and complete copies of all of the Contracts have been or will be delivered by Licensee to Time Broker.

                     20.2.6 LICENSES. To Licensee's knowledge, Schedule 20.2.6 accurately and completely lists all material authorizations, licenses, permits and franchises of any private entity or public or governmental body granted or assigned to Licensee with respect to the Station (the "Licenses"). All of the Licenses are validly issued and in full force and effect and Licensee has fulfilled and performed all of its obligations with respect thereto and has full power and authority to operate thereunder. Licensee holds all licenses necessary to enable it to conduct its business of operating the Station in all material respects as presentiy conducted. True and complete copies of each of the Licenses have been or will be delivered by Licensee to Time Broker.

                     20.2.7 FCC COMPLIANCE. Except as shown on Schedule
20.2.7, to Licensee's knowledge, the Station has been operated at all times by Licensee in material accordance with their terms of the Licenses for the Station, the Federal Communications Act of 1934, as amended ("Communications Act"), and all applicable rules, regulations and policies of the FCC. Licensee has timely filed or made all applications, reports, and other disclosures required by the FCC to be filed or made with respect to the Station. The Licenses are valid and in full force and effect.

       Except as shown on Schedule 20.2.7, to the best of Licensee' s knowledge, no application, action or proceeding is pending for the renewal or modification of any of the Licenses and, to the best of Licensee's knowledge, there is not now issued or outstanding any investigation or material compliant against Licensee at the FCC as of the date of this Agreement relating to the Station. To the best of Licensee's knowledge, there is no proceeding pending at the FCC, and there is no outstanding notice of violation from the FCC as of the date of this Agreement relating to the Station. To the best of Licensee's knowledge, (i) there is no reasonable basis for the initiation or issuance by the FCC of any investigation, proceeding or notice of violation, and (it) is no reasonable basis on which any third party could file a compliant, which would prevent or delay favorable FCC action on the FCC Application (as defined in Section 6.1 of the Purchase Agreement). To the best of Licensee's knowledge, all fees payable to governmental authorities pursuant to the Licenses have been paid and no event has occurred which, individually or in the aggregate, and with or without the giving of notice of the lapse of time or both, would constitute grounds for revocation thereof and would have a material adverse effect on the business or financial condition of the Station.

                     20.2.8 COMPLIANCE WITH LAWS. To the best of Licensee's knowledge,



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Licensee has all licenses permits or other authorizations of governmental, regulatory or administrative agencies required to conduct its business with respect to the Station as currentiy conducted. To the best of Licensee's knowledge, no judgment, decree, order or notice of violation has been issued by any such agency or authority which permits, or would permit, revocation, modification or termination of any governmental permit licenses or authorization or which results or could result in any material impairment of any rights thereunder. With respect to the Station, to the best of Licensee's knowledge, Licensee is in compliance with all applicable federal, state, local or foreign laws, regulations, statutes, rules, ordinances, directives and orders and any other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal applicable to it.

        21. ASSET PURCHASE AGREEMENT. Contemporaneously with the execution and delivery hereof, Licensee and Time Broker have executed and delivered to each other an asset purchase agreement (the "Purchase Agreement") regarding the purchase by Time Broker of all of the assets managed by Licensee used or useable in the operation of the Station.

        22.    HEADINGS.   The  headings  contained in this Agreement are
included for convenience only and no such heading shall in any way alter the meaning of any provision.

        23. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be enforceable and binding upon, and inure to the benefit of the parties hereto, their heirs, successors and assigns. No party shall assign its interest under this Agreement, by operation of law or otherwise, without the written consent of the other party, except that Time Broker may assign its rights and obligations under this Agreement to any permitted assignee under Section 15.8 of the Purchase Agreement, provided that any such assignee agrees to assume all of Time Broker's obligations hereunder and agrees to be bound by all of the terms and conditions hereof.

        24. COUNTER-PART SIGNATURES. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the same original or the same counterpart.

        25. NOTICES. Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when mailed by certified mail or Federal Express (or similar express courier), postage prepaid, with retum receipt requested, and addressed in accordance with Attachment V hereto.

        26. ENTIRE AGREEMENT. This Agreement (including the Attachments and the Purchase Agreement) embodies the entire agreement between the parties and there are no other agreements, representations, warranties or understandings, oral or written, between them with respect to the subject matter hereof. No alteration, modification or change of this Agreement shall be valid unless by like written instrument signed by each party hereto.

        27. SEVERABILITY. If any provision contained in this Agreement is held to be invalid, illegal or unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisons had not been contained herein.

        28. NO JOINT VENTURE. The parties agree that nothing herein shall constitute a joint venture between them. The parties acknowledge that call letters, trademarks and other intellectual property shall at all times remain the property of the respective parties and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement.

        29. ACCOUNTS RECEIVABLE ASSIGNMENT. Licensee hereby assigns to Time Broker any and all accounts receivable due to Licensee in excess of $30,000. Time Broker agrees to collect, on behalf of Licensee, all such accounts receivable and immediately remit same to Licensee.

        30. ASSIGNMENT AND ASSUMPTION OF CONTRACTS. Concurrentiy with the execution and delivery hereof, Time Broker and Licensee have executed and delivered to each other an Assignment and Assumption of Contracts (the "Assignment Agreement") in the form attached as Attachment VI, pursuant to which Licensee has assigned its rights, and Time Broker has assumed Licensee's obligations, under certain agreements to which Licensee is a party (the "Assigned Contracts").

        31. RESTRICTION ON SALE OF ASSETS. Except as expressly provided for herein, Licensee shall not sell, assign, transfer or otherwise convey to any third party any interest in any material portion of the Assets.

        32.  PRORATIONS; BILLINGS.

               32.1 PRORATIONS. Operations of the Station and the expenses and liabilities attributable thereto through 12:00 a.m. on the Commencement Date shall be for the account and the responsibility of Licensee. Other than as specifically stated in this Agreement, all expenses and liabilities attributable to Time Broker's operations after 12:01 a.m. on the Commencement Date shall be for the account of Time Broker. Within sixty (60) days after the Commencement Date, Licensee and Time Broker shall deliver to each other statements reflecting the various pro-rated items, including, but not limited to, prepaid expenses and revenues, telephone and utility charges.

               32.2 BILLINGS. Licensee shall perform an end of schedule billing as soon as practicable after the Commencement Date, but not later than 30 days after the Commencement Date, in order to facilitate future billing by Time Broker.

        33.    COOPERATION.   Each party will cooperate with  the other with
respect to establishing and attaining the strategic and operational goals of the Station. Without limiting the generality of the foregoing, the parties shall share mutually beneficial research and other information regarding the Station and shall attend such meetings as may be reasonably called and convened by one of the parties in furtherance of the best interests of the Station.

       34.    SURVIVAL.     The representations and warranties of the parties
hereunder shall survive until the Closing Date, or if the Purchase Agreement is terminated prior to Closing, the effective date of such termination.


       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                          TROPIC OF ST. SIMON, INC.


                                          By:
                                              -------------------------
                                              Name
                                              Title



                                          LEE M. MITCHELL, as receiver
                                          for WMOG (AM) and WMOG (FM)


                                          By:
                                              -------------------------

                                 ATTACHMENT I
                                 ------------

                                 PROGRAMMING
                                 -----------


       A. For the Station, Time Broker will present to Licensee for broadcast a format for approximately 160 hours a week. Time Broker shall not substantially change that format without the prior written consent of Licensee at least 90 days prior to the implementation of the new format, which consent shall not be unreasonably withheld.

       B. Licensee shall have the right to use at least eight (8) hours a week of programming on the Station for the presentation of public affairs programs. Licensee's public affairs programs shall respond to local area needs and interests which it has ascertained and shall be presented at times deemed by Licensee to best meet listening needs. Licensee shall maintain a complete public file (as required by the FCC) and compile and timely file all required quarterly Issues/Programs lists. Time Broker shall maintain and deliver to Licensee copies of all operating and programming information including without limitation EBS announcements and station operating logs, necessary to maintain either such file or those records required to be kept by FCC rule or policy.

                                 ATTACHMENT H
                                 ------------

                                CONSIDERATION
                                -------------

       1. CONSIDERATION BY TIME BROKER. From and after the Commencement Date, and each month thereafter until the Termination Date, Time Broker shall pay to Licensee $1.00 in cash, plus Time Broker shall reimburse Licensee or pay directiy all costs and expenses incurred by Licensee in connection with the maintenance, operation, and insurance of all assets of the Stations.

       2. FAILURE TO BROADCAST. Time Broker recognizes that all or part of the time contracted for by Time Broker hereunder may not be broadcast over the air due to preemption pursuant to Section 9 of this Agreement or to events beyond the reasonable control of Licensee pursuant to Section 10 of this Agreement. In the event scheduled programming referenced herein is not broadcast for any such reason, Licensee shall promptiy and equitably prorate and credit amounts payable under this Agreement. In no event shall Licensee be liable for any consequential or incidental damages relating to its justified failure or inability to air scheduled programming. If Time Broker, for any reason, fails to deliver programming for any portion of the time it has purchased, Time Broker shall not be entitied to any abatement of charges provided herein, and Licensee shall have the right to substitute programming of its choosing and to retain the revenues from any advertising broadcast in any such period.

                                ATTACHMENT II
                                -------------

                       PROGRAM AND OPERATING STANDARDS
                       -------------------------------

        Time Broker and Licensee shall cooperate with each other in the broadcasting of programs of the highest possible standard of excellence. Without limiting the generality of the foregoing, the parties will observe the following policies in the preparation, writing and production of their own (non-syndicated or network) programs:

        I. RESPECTFUL OF FAITHS. The subject of religion and references to particular faiths and tenants shall be treated with respect at all times.

        H.     CONTROVERSIAL ISSUES.   Any  discussion  of controversial
issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of person shall be made during the discussion of controversial issues of public importance; and during the course of political campaigns, Station programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired. In the event that a statute, regulation or policy is adopted that requires the airing of responsive programming, Time Broker agrees to comply with such statute, regulation or policy and will prepare such responsive programming.

        IH.    DONATION SOLICITATION. Requests for donations in the form of a specific amount shall not be made if there is any suggestion that such donation will result in miracles, physical cures or life-long prosperity. However, statements generally requesting donations to support a broadcast or church are permitted.

        IV. TREATMENT OF PARAPSYCHOLOGY. The advertising or promotion of fortune telling, occultism, astrology, phrenology, palm reading, or numerology, mind-reading, character readings, or subjects of the like nature will not be broadcast.

        V. NO MINISTERIAL SOLICITATIONS. No invitations by a minister or other individual appealing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or total physical cures for illness.

        VI. NO VENDING OF MIRACLES . Any exhortation to listeners to bring money to a church affair or service is prohibited if the exhortation, affair, or service contains any suggestion that miracles, physical cures, or prosperity will result.

VII. SALE OF RELIGIOUS ARTIFACTS. The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are normally available in ordinary commerce or are clearly being sold for proper fund-rasing purposes.

VIII. NO MIRACLE SOLICITATION. Any invitation to listeners to meet at places other than a church and/or to attend other than regular services of a church is prohibited if the invitation, meeting, or service contains any claim that miracles, physical cures or prosperity will result.

IX. NO PLUGOLA OR PAYOLA. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, or otherwise lawful, is prohibited.

X. NO LOTTERIES. Announcements giving any information about lotteries or games prohibited by federal or state law or regulations are prohibited.

XI. NO GAMBLING. References to "dream books, " the "straight line, " or other direct or indirect descriptions or solicitations relative to the "numbers game," or the "policy game," or any other form of gambling are prohibited.

XII. NO NUMBERS GAMES. References to chapter and verse paragraphs, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must reasonably relate to a non-gambling activity.

XIII. ELECTION PROCEDURES. At least fifteen (15) days before the start of any primary or regular election campaign, Time Broker will clear with Licensee's General Manager the rate Time Broker will charge for the time to be sold to candidates for public office and/or their supporters to make certain that the rate charged is in conformance with applicable law and station policy.

XIV. REQUIRED ANNOUNCEMENTS. Time Broker shall broadcast (t) an announcement in form satisfactory to Licensee at the beginning of each hour to identify the Station, (ii) an announcement at the beginning of each broadcast day or appropriate broadcast period to indicate that program time has been purchased by Time Broker and (iii) any other announcement that may be required by law, regulation, or Station policy.

XV. COMMERCIAL RECORD KEEPING. No commercial messages or "plugs" shall be made in programming presented over the Station to any business venture, profit-making activity, or other interest (other than non-commercial announcements for BONA FIDE charities, church activities, or other public service activities) in which Time Broker or its employees is or are directly or indirectly interested without the same having been approved in advance by Licensee's General Manager or such broadcast being announced and logged as sponsored.

  XVI. NO ILLEGAL ANNOUNCEMENTS. No announcement or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station.

  XVII. LICENSEE DISCRETION PARAMOUNT. In accordance with Licensee's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any advertising or programming being presented over the Station which is in confiict with Station policy or which in Licensee's sole but reasonable judgment would not serve the public interest.

XVIII. PROGRAMMING PROHIBITIONS. Time Broker shall not knowingly broadcast any of the following programs or announcements:

          A. FALSE CLAIMS. False or unwarranted claims for any product or service.

          B. UNFAIR IMITATION. Infringements of another advertiser's rights though plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

          C. COMMERCIAL DISPARAGEMENT. Any unfair disparagement of competitors or competitive goods.

          D. PROFANITY. Any programs or announcements that are slanderous, obscene, indecent, profane, vulgar, repulsive or offensive, either in theme or treatment.

          E.    UNAUTHENTICATED TESTIMONIALS.   Any  testimonials which
                cannot be authenticated.

          F. DESCRIPTIONS OF BODILY FUNCTIONS. Any presentation which describes in a repellent manner bodily functions.

          G. ADVERTISING. Any advertising matter or announcement which may, in the opinion of Licensee, be injurious or prejudicial to the interests of the public or the Station, or to honest advertising and reputable business in general.

              H. CONTESTS. Any contests or promotions which are in any way misleading or constitute a public nuisance or are likely to lead to injury to persons or property.

              I. TELEPHONE CONVERSATIONS. Any programming in violation of any statute, regulation or policy, including without limitation to, Section 73. 1206 of the FCC's rules, or any successor regulation, dealing with the taping and/or broadcast of telephone conversations.

        Licensee may waive any of the foregoing policies in specific instances if, in its opinion, good broadcasting in the public interest is served.

        In any case where obvious questions of policy or interpretation arise, Time Broker will attempt in good faith to submit the same to Licensee for decision before making any commitments in connection therewith.

                                ATTACHMENT IV
                                -------------

                        ANTI-PAYOLA/PLUGOLA AFFIDAVIT
                        -----------------------------


City of _____________________________

County of ____________________________

State of ____________________________

     ________________________________, being first duly sworn, deposes and says as follows:

1.      The undersigned is __________ (Position) for _________ (the "Station").

2.      The undersigned has acted in the above capacity since _______________ .

3. No matter has been broadcast by the Station for which service, money or other valuable consideration has been directiy or indirectiy paid, or promised to, or charged, or accepted, by the undersigned from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as the undersigned is aware, no matter has been broadcast by the Station for which service, money, or other valuable consideration has been directiy or indirectiy paid, or promised to, or charged, or accepted by the Station in furnishing programs, from any person, which matter at the time so broadcast as not been announced or otherwise indicated as paid for or furnished by such person.

5. In the future, the undersigned will not pay or promise to pay to any third party, request or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the infiuencing of, or the attempt to infiuence, the preparation or presentation of broadcast matter on the Station.

6. Neither the undersigned nor any family member of the undersigned has any present direct or indirect ownership in (other than an investment in a corporation whose stock is publicly traded and held), serves as an officer or director of (with or without compensation) or serves as an employee of, any person, firm or corporation engaged in:

        a.    The publishing of music;

        b. The production, distribution (including wholesale and retail sales outiets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

        c. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

        d. The ownership or operation of one or more radio or television stations;

        e. The wholesale or retail sale of records intended for public purchase; or

        f.    Advertising on the Station.


7. The facts and circumstances relating to any such interest or interests are as follows:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

_____________________________________________.

                                        _________________________________
                                        Affiant

Subcribed and sworn to before me this ____ day of _________, 199__.

                                        _________________________________
                                        Notary Public

My commission Expires:

________________________

                                 ATTACHMENT V
                                 ------------

                                   NOTICES
                                   -------

If the notice is to Time Broker:


                     c/o Partech Communications Group, Inc.
                     3366 Riverside Drive, Suite 200
                     Columbus, Ohio 43221
                     Attention: John E. Rayl, CEO


With a copy to:


                     Charles A. Koenig, Esq.
                     Cloud, Koenig & Ower
                     5354 North High Street, Suite 3D
                     Columbus, Ohio 43214


If the notice is to Licensee:


                     Lee M. Mitchell, Esq.
                     One First National Plaza
                     Chicago, Illinois 60603


With a copy to:


                     AT&T Commercial Finance Corporation
                     400 Perimeter Center Terrace
                     Atlanta, Georgia 30346
                     Attention: Samuel D. Bush

                                ATTACHMENT VI
                                -------------

          [Form of Assignment and Assumption of Contracts Agreement]

                                ATTACHMENT VII
                                --------------

                     [Form of Indemnification Agreement]

                               ATTACHMENT VIII
                               ---------------

                                CERTIFICATION

        ____________(A)_____________ ("Licensee"), by its authorized representative and pursuant to the requirements of Section 73.3555 (a) (2)
(ii) of the Rules of the Federal Communications Commission, 47 C.F.R. 73.3555
(a) (2) (ii), hereby certifies that, as Licensee of Station _____________ (AM/FM) ("Station"), it maintains ultimate control over the Station's facilities, and over the finances, personnel and programming of the Station, notwithstanding any provisions of the foregoing Time Brokerage Agreement.


                                (LICENSEE)



                                By:
                                    ------------------------
                                      Name
                                      Office




        _______(B)______________ ("Brokering Station"), by its authorized representative and pursuant to the requirements of Section 73.3555 (a) (2)
(ii) of the Rules of the Federal Communications Commission, 47 C.F.R. 73.3555
(a) (2) (ii), hereby certifies that, as the Brokering Station, that the arrangement set forth in the foregoing Time Brokerage Agreement complies with the provisions of paragraphs (a) (1) and (e) (1) of Section 73.3555 of the Rules of the Federal Communications Commission, 47 C.F.R. 73.3555.


                                (BROKERING STATION)


                                By:
                                    --------------------------
                                      Name
                                      Office

                               SCHEDULE 20.1.4
                               ---------------

                                     None

                               SCHEDULE 20.2.2
                               ---------------

                                     None

                               SCHEDULE 20.2.3
                               ---------------

                                     None

                               SCHEDULE 20.2.4
                               ---------------

                                     None

                               SCHEDULE 20.2.6
                               ---------------


A.      Breach with respect to lease contracts agreements - None.



B. List all material authorizations, licenses, permits and franchises of any private entity or public or governmental body granted or assigned to Licensee with respect to the Station:


*       Business License                  City of Brunswick, Georgia,
               Certificate #1724 dated March 18, 1994, expires December 31, 1994
               Licensee:  WMOG AM & Island 93/ WBA Broadcasting Inc.

*       AM Broadcast Station License      Federal Communications Commission
               File #BL-910204AD dated March 17, 1991, expires April 1, 1996
               Licensee: WBA Corporation

*       FM Broadcast Station License      Federal Communications Commission
               File #BLH-910204KA dated April 22, 1991, expires April 1, 1996
               Licensee:  WBA Partnership

                               SCHEDULE 20.2.7
                               ---------------

                                     None